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                                                                    EXHIBIT 23.3


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
TeleCore, Inc.:


We consent to the use of our report dated February 4, 2000, incorporated herein by reference in the Registration Statement on Form S-8 of Viasource Communications, Inc., relating to the consolidated balance sheets of TeleCore, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 1999.

Our report contains an explanatory paragraph that states that the Company's operating losses and negative cash flows from operations to date and increased capital needs raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                                        KPMG LLP

Orange County, California
August 22, 2000